Execution Version

AGREEMENT RELATING TO THE

ASSIGNMENT AND ASSUMPTION

OF PROMISSORY NOTES

This Agreement Relating to the Assignment and Assumption of Promissory Notes (this “Agreement”) is dated as of September 27, 2019 (the “Effective Date”) and is entered into by and between GlassBridge Enterprises, Inc., a Delaware corporation (the “Assignor”), ORIX PTP HOLDINGS, LLC, a Delaware limited liability company (the “Assignee”), and Imation Enterprises Corp., a Delaware corporation (the “Company”).

WHEREAS, the Assignor and the Assignee have entered into that certain Securities Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), pursuant to which, among other things, the Assignor has agreed to sell, transfer and assign to the Assignee, and the Assignee has agreed to purchase from the Assignor, all of the Assignor’s right, title and interest in and to (i) that certain promissory note by and between the Company, as Borrower, and the Assignor, as Note Holder, dated as of September 26, 2019, in the original principal amount of $9,000,000 and with a maturity date of September 26, 2026 (the “Levy Note”) and (ii) that certain promissory note by and between the Company, as Borrower, and Assignor, as Note Holder, dated as of September 26, 2019, in the original principal amount of $4,000,000 and with a maturity date of September 26, 2026 (the “Sport-BLX Note” and together with the Levy Note, the “Notes”);

WHEREAS, simultaneously with the execution of this Agreement, Assignor and the Assignee are entering into that certain Stockholders Agreement dated as of the date hereof (the “Stockholders Agreement”), pursuant to which Assignee has certain voting rights as set out in Section 2.03(a) of such agreement (“Special Rights”) which are set to initially expire upon the expiration of the Special Rights Period (as defined in the Stockholders Agreement) (the “Scheduled Special Rights Expiration Date”); and

WHEREAS, the Company is entering into this Agreement in connection with the transfer and assignment of the Notes from the Assignor to the Assignee in order to, among other things, provide the Assignee security for the payment and performance of all of the Secured Obligations (as defined below) and to set out the rights and obligations of the parties hereto in connection with a possible redemption of the Notes prior to the Maturity Date (as defined in the Notes).

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

1.1 Unless otherwise specified herein, all references to Sections herein are to Sections of this Agreement.

1.2 Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC, provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

1.3 For purposes of this Agreement, the following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 4.

“Proceeds” means “proceeds” as such term is defined in section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Collateral, collections thereon or distributions with respect thereto.

“Secured Obligations” means, collectively, the following obligations, covenants, duties, debts, liabilities, sums and expenses:

(a) the obligations of the Company from time to time arising under Note, this Agreement or otherwise with respect to the due and prompt payment of (i) the principal of and premium, if any, and interest on the Loan (as defined in the Note) (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company under or in respect of the Notes and this Agreement; and

(b) all other covenants, duties, debts, obligations and liabilities of any kind of the Company under or in respect of the Notes, this Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

2. Assignment and Assumption. Subject to and in accordance with the Purchase Agreement, as of the Effective Date, the Assignor hereby assigns and transfers, and the Assignee hereby accepts and assumes from the Assignor, all of the Assignor’s right, title and interest in and to the Notes.

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3. Terms of the Purchase Agreement and the Notes.

3.1 The parties hereto acknowledge and agree that the Purchase Agreement contains certain representations, warranties, covenants, agreements and indemnities which are made by the Assignor in its capacity as Seller and which, for the avoidance of doubt, shall not be superseded by this Agreement but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

3.2 The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Notes shall not be superseded by this Agreement but shall remain in full force and effect, as supplemented to the extent specifically provided herein.

4. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, the Company hereby pledges and grants to the Assignee, and hereby creates a continuing first priority lien and security interest (subject to Permitted Liens (as defined below)) in favor of the Assignee (“Priority Interest”), in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Collateral”):

(a) all personal property of every kind and nature, including all fixtures, accounts (including health-care-insurance receivables), goods, inventory, equipment, documents (including, if applicable, electronic documents), instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of-credit rights and supporting obligations (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, general intangibles, copyrights, patents, trademarks, cash or cash equivalents, deposit accounts, and any other contract rights or rights to the payment of money; and

(b) all Proceeds and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Company from time to time with respect to any of the foregoing, and any general intangibles at any time evidencing or relating to any of the foregoing.

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For purposes hereof, “Permitted Liens” means (a) purchase money security interests; (b) liens in favor of Note Holder pursuant to this Agreement; (c) liens imposed by law for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien); (d) liens of materialmen, mechanics, carriers, or other similar liens imposed by law arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien); (e) liens which constitute banker’s liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds); and (f) cash deposits or pledges to secure the payment of worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business.

5. Perfection of Security Interest and Further Assurances.

5.1 The Company hereby irrevocably authorizes the Assignee at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Company hereunder, without the signature of the Company where permitted by law, including the filing of a financing statement describing the Collateral as all assets now owned or hereafter acquired by the Company, or words of similar effect. The Company agrees to provide all information required by the Assignee pursuant to this Section promptly to the Assignee upon request.

5.2 The Company agrees that at any time and from time to time, at the expense of the Company, the Company will promptly execute and deliver all further agreements, instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Assignee may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Assignee to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral; provided, however, in the event that the Notes are not held by Assignee or one of its Affiliates (as defined in the Stockholders Agreement), the Company shall not be required to perfect the security interest created by this Agreement in the Collateral that consists of deposit accounts or securities accounts by entering into any deposit account control agreement or securities account control agreement.

6. Redemption of the Notes.

6.1 On or after the Scheduled Special Rights Expiration Date, for so long as the Assignee or its Affiliate is the Note Holder (as defined in the Notes) and one or both of the Notes remains outstanding, Assignee or its Affiliate, as the case may be, as the Note Holder, may cause the Company to redeem the outstanding Note(s) and cause to be due and payable the outstanding principal amount of such Note(s), plus accrued and unpaid interest to, but not including, the redemption date (the “Redemption Price”), by delivering written notice to Assignor and the Company (“Redemption Notice”) electing for the Note(s) to be redeemed. Effective upon delivery of the Redemption Notice, (i) the Special Rights shall be reinstated (or if the Redemption Notice is provided on the Scheduled Special Rights Expiration Date, the Special Rights shall continue without interruption), and be in full force and effect, and (ii) the Minority Rights (as defined in the Stockholders Agreement) shall be suspended (or if the Redemption Notice is provided on the Scheduled Special Rights Expiration Date, the Minority Rights shall not then become effective), in all instances pending action of the Assignor as provided in Section 6.2 below.

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6.2 If, within fifteen (15) days following the date of the delivery of the Redemption Notice (“Response Period”), Assignor delivers to Assignee a responsive notice (“Response Notice”) electing to maintain the reinstatement (or continued instatement, as the case may be) of the Special Rights, then (i) the Special Rights shall continue to be reinstated (or instated), and shall remain in existence with full force and effect, until the earlier of (A) the Maturity Date and (B) the date of full repayment of unpaid principal and accrued interest on the Notes (the “Repayment Date”) by the Company and (ii) the Minority Rights (as defined in the Stockholders Agreement) shall be suspended, to be reinstated (or instated for the first time, as the case may be) on the Repayment Date. For the avoidance of doubt, after the Scheduled Special Rights Expiration Date, Assignee shall not have Special Rights unless and until reinstated (or remaining in existence, as the case may be) pursuant to the terms of Section 6.1 and this Section 6.2.

6.3 If Assignor does not timely deliver the Response Notice, the Company shall redeem the Notes and the Redemption Price shall be due and payable on a Business Day (as defined in the Notes) mutually agreed between the Company and Assignee that shall be between five (5) Business Days and ten (10) Business Days after the date of the expiration of the Response Period (or if there is no such agreement, then on the tenth (10th) Business Day after the expiration of the Response Period).

6.4 The parties hereto acknowledge and agree that: (1) the terms of this Section 6 are intended to supplement the rights and obligations set forth in Section 2 of the Stockholders Agreement and in the event of any conflict or inconsistency between the terms of the Stockholders Agreement and the terms hereof, the terms hereof shall govern; (2) the rights and obligations set forth in this Section 6 may not be transferred and are not binding on Assignor or the Company upon a transfer of this Agreement, except in connection with a transfer to an Affiliate of ORIX PTP Holdings LLC; and (3) notwithstanding anything contained in the Stockholders Agreement and anything contained herein, upon a transfer to a third party that is not an Affiliate of ORIX PTP Holdings LLC that occurs on a date that is after the Scheduled Special Rights Expiration Date, the Special Rights (but not the Minority Rights, which shall remain in full force and effect) shall terminate and may not be reinstated.

7. Representations and Warranties. The Company represents, warrants and covenants as follows:

7.1 The representations and warranties in Section 2.2 (Organization, Authority and Qualification of the Company), Section 2.3 (Subsidiaries; Equity Interests), Section 2.6 (Compliance With Laws; Permits), Section 2.8 (Undisclosed Liabilities), Section 2.9 (Absence of MAE), Section 2.10 (Employment and Employee Benefit Matters), Section 2.11 (Tax Representations), Section 2.13 (Title to Assets; Real Property) and Section 2.16 (Company Organizational Documents) of the Purchase Agreement relating to the Company, its Subsidiaries and the Notes are incorporated herein by this reference and are made by the Company as if set forth herein in full.

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7.2 At the time the Collateral becomes subject to the lien and security interest created by this Agreement, the Company will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, encumbrance, claim, option or right of others except for Permitted Liens.

7.3 The provisions of this Agreement create a valid and perfected Priority Interest in the Collateral, securing the payment and performance when due of the Secured Obligations, except in the case of a Priority Interest perfected only by possession, to the extent the Assignee has not obtained or does not maintain possession of such Collateral.

7.4 The Company will not, without providing at least 30 days’ prior written notice to the Assignee, change its legal name, identity, type of organization, jurisdiction of organization, corporate structure, location of its chief executive office or its principal place of business or its organizational identification number. The Company will, prior to any change described in the preceding sentence, take all actions reasonably requested by the Assignee to maintain the perfection and priority of the Assignee’s security interest in the Collateral.

7.5 The Company will not create, incur, assume, or permit to exist any lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts) or rights in respect of any thereof, except Permitted Liens.

7.6 This Agreement constitutes written notice to the Company of the transfer contemplated hereby in accordance with Section 1(b) of the Notes.

8. Payments. From and after the Effective Date, the Company shall make all payments of principal, interest, fees and other amounts in respect of the Notes to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. Assignor and Assignee shall make all appropriate adjustments in payments made by the Company for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

9. Successors and Assigns. Except as set forth in Section 6.4 hereof, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written:

ASSIGNOR:

GlassBridge Enterprises, Inc.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer and Chief Operating Officer

ASSIGNEE:

ORIX PTP HOLDINGS, LLC

By: ORIX Corporate Capital Inc.,
its sole member

By:	/s/ Paul E. Wilson
Name:	Paul E. Wilson
Title:	Chief Financial Officer

THE COMPANY:

Imation Enterprises Corp.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	President and Treasurer

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